EXHIBIT 99.1

Ingersoll-Rand Company Limited Clarendon House Church Street Hamilton HM 11 Bermuda www.irco.com

Contact:	Wendy Bost (Media Contact)
(201) 573-3382

Joseph Fimbianti (Analyst Contact)
(201) 573-3113

Ingersoll-Rand Reports Diluted EPS of $1.28
for the 2005 First Quarter; Diluted EPS from Continuing
Operations Increased by 45%

•	Revenues increased by 16% to $2,458.8 million in the first quarter.
•	Organic revenues (excluding acquisitions) increased by 13%.
•	First-quarter 2005 diluted EPS of $1.28 exceeded previous guidance.
•	Diluted earnings per share from continuing operations increased by 45% for the 2005 first quarter.

Hamilton, Bermuda, April 21, 2005 - Ingersoll-Rand Company Limited (NYSE:IR), a leading diversified industrial firm, today announced that in the first quarter of 2005 net earnings and revenues significantly increased, compared to the first quarter of 2004.

The company reported net earnings of $223.1 million, or diluted earnings per share (EPS) of $1.28, for the first quarter of 2005. First-quarter net earnings included $232.3 million, or EPS of $1.33 from continuing operations, as well as $9.2 million of costs, or EPS of ($0.05), from discontinued operations, which represents earnings and retained costs of divested businesses. First-quarter EPS increased by 25% compared to 2004, and EPS from continuing operations increased by 45%.

Net earnings for the 2004 first quarter of $179.5 million, or EPS of $1.02, included EPS of $0.92 from continuing operations and $16.7 million, or EPS of $0.10, for total discontinued operations. Earnings from discontinued operations for 2004 included the receipt of a $31.5 million payment, or EPS of $0.11, from the U.S. Bureau of Customs and Border Protection, for anti-dumping claims under the Continued Dumping and Subsidy Offset Act (CDSOA).

“Our strong first-quarter 2005 performance once again demonstrated that executing our strategic plan will deliver solid financial results,” said Herbert L. Henkel, chairman, president and chief executive officer. “Revenues, before acquisitions, increased by 13%. Earnings from continuing operations grew by approximately 43%. These results largely reflect the success of our innovations, which continue to generate market share gains in improving end markets. Our first-quarter results also reflect our ability to drive continuing improvements in operating efficiencies on a global scale.”

“This year represents a milestone for our company as we mark the 100-year anniversary of the merger that created Ingersoll-Rand. As we enter our next century, we stand firmly as a diversified industrial company serving global growth markets, capable of delivering more consistent earnings growth in all market conditions and providing a greater range of solutions for our customers.”

Additional Highlights for the 2005 First Quarter

Revenues: The company’s revenues increased by approximately 16% to $2,458.8 million compared to revenues of $2,122.2 million for the 2004 first quarter. Organic revenues (excluding acquisitions) increased by 13% compared to last year. Approximately 1% of the year-over-year growth was attributable to favorable foreign exchange rates.

Total recurring revenues, which include revenues from installation, parts, service and rental, increased by 5% compared to the first quarter of 2004, and accounted for 19% of total revenues.

Operating Income and Margins: Operating income of $296.9 million for the first quarter of 2005 increased by 32% compared to the first quarter of 2004 due to higher volumes, price increases and productivity improvement actions. First-quarter operating margins of 12.1% increased by 1.5 percentage points compared to 10.6% last year.

Interest and Other Expense: Interest expense was $36.6 million for the first quarter of 2005, compared to $40.7 million in the 2004 first quarter, a decrease of $4.1 million. This decrease was due primarily to lower year-over-year debt levels. Other income totaled $7.3 million for the first quarter, compared to $3.5 million in expenses for the first quarter of 2004. The year-over-year difference is primarily attributable to higher interest income from higher cash balances and foreign exchange gains.

Taxes: The company’s effective tax rate for continuing operations for the first quarter of 2005 was 13.2%, reflecting an expected annual tax rate of approximately 15% adjusted for one-time tax benefits of $4.9 million.

Acquisitions: On January 21, the company acquired the remaining 70% interest in CISA, S.p.A. (CISA) for Euro 202 million in cash, resulting in a total purchase price of Euro 267 million and the assumption of Euro 190 million of debt. Ingersoll-Rand had acquired a 30% interest in CISA for approximately Euro 65 million in the first quarter of 2002. CISA, which was founded in 1926, manufactures a line of security products, including electronic locking systems, cylinders, door closers and panic hardware, and also markets safes and padlocks. The company operates worldwide and employs approximately 3,000 people. CISA’s 2004 revenues were approximately Euro 220 million. The acquisition is expected to be accretive to earnings in 2005.

On February 8, the company acquired ITO Emniyet, an Istanbul, Turkey based company that markets and sells Turkey’s market-leading ITO brand of mechanical locks and architectural hardware. ITO products are also sold in Eastern Europe and the Middle East.

On March 31, the company completed the acquisition of the remaining 25-percent interest in Superay International Limited, a manufacturer of pneumatic tools based in Changzhou, China. Ingersoll-Rand acquired a 75-percent interest in Superay in a series of transactions in 2002. Superay’s products are sold internationally as well as in China, primarily under the Ingersoll-Rand brand name. The company employs approximately 425 people.

“Our acquisitions of CISA, ITO and Superay reflect our strategy to acquire proven businesses that operate in strong growth markets and that offer products that complement and extend our solutions portfolio,” said Henkel. “CISA and ITO provide proven European platforms to pursue global growth opportunities in diverse security markets. Superay enhances our ability to produce high quality, cost competitive pneumatic tools for several of China’s high-growth markets, such as automotive service and assembly, electronics, appliances and various process industries. During 2005, we expect to complete additional bolt-on acquisitions of businesses with innovative technologies, strong brands and excellent growth prospects.”

First-quarter Business Review

The company changed its business alignment in the first quarter to reflect its diversified structure and to promote greater transparency of results. The company now classifies its businesses into five reportable segments based on industry and market focus: Bobcat and Club Car, Climate Control Technologies, Construction Technologies, Industrial Technologies, and Security Technologies.

The Bobcat and Club Car segment includes Bobcat® compact equipment and Club Car® golf cars and utility vehicles. Total revenues increased by approximately 30% to $661 million compared to $506 million in the 2004 first quarter. Operating margins increased to 16.4%, compared to 14.4% in the first quarter of 2004.

Bobcat revenues increased by more than 30% compared to last year, due to new product introductions, strong North American markets, and higher parts and attachment shipments. Bobcat margins also improved, reflecting volume gains and the benefit of productivity initiatives partially offset by higher material costs.

Club Car revenues increased by 23% compared with the first quarter of 2004, primarily reflecting market share gains due to the Precedent golf car and sales of a new off-road vehicle.

Climate Control Technologies provides solutions to transport, preserve, store and display temperature-sensitive products, and includes the market-leading brands of Hussmann and Thermo King. Revenues for the sector of $639 million were flat compared to the first quarter of 2004. First-quarter 2005 operating margins improved to 9.4%, compared to 9.1% in the 2004 first quarter. Higher margins were due to favorable product mix and operational improvements.

Revenue from North American operations increased by approximately 3% compared to last year, driven primarily by strong volume improvements in Thermo King’s truck and trailer business. Hussmann display case shipments to customers declined compared to last year reflecting ongoing capital spending constraints by traditional supermarket customers.

Revenue from international operations declined by approximately 4%. European markets for trailers and supermarket display cases declined compared to last year, offsetting gains in trucks and bus air conditioning. Improved Asian revenues are mainly attributable to growth in bus air conditioning, truck and trailer markets.

Construction Technologies includes Ingersoll-Rand® road pavers, compactors, portable power products and general purpose construction equipment. Revenues increased by 22% to $270 million, primarily due to ongoing strength in the North American road repair market. Operating margins increased from 8.4% to 9.5% due to higher volumes and operating improvements, partially offset by higher material costs.

Industrial Technologies is focused on providing solutions to enhance customers’ industrial and energy efficiency and provides equipment and services for compressed air systems, tools, fluid power production and energy generation systems. Total revenues in the first quarter increased by approximately 17% to $403 million. First-quarter operating margins improved substantially to 11.7%, compared to 9.8% in 2004. This gain reflects higher new product sales in complete units, especially in North America and increased revenues from the aftermarket business.

Security Technologies includes mechanical and electronic security products; biometric and access-control technologies; security and scheduling software; integration and services. First-quarter revenues increased by approximately 17% to $486 million. Organic revenue growth for the quarter, excluding divested businesses and discontinued product lines, was approximately 6% in North America with slight revenue declines in overseas markets. The acquisition of CISA added approximately $65 million to first quarter 2005 revenues. Operating margins of 14.2% declined compared to 2004, reflecting approximately $8 million of purchase accounting costs from the CISA acquisition and approximately $7 million of costs to realign Security Technologies’ manufacturing operations to facilitate the continuing shift to global product sourcing. Ongoing operating margins are expected to be in the 17% range for the balance of 2005.

Balance Sheet

Total debt at the end of the first quarter was $2.0 billion. The debt-to-capital ratio was 25.9% at the end of the first quarter, compared to 33.4% at the end of the first quarter of 2004. The company’s long-term debt-to-capital ratio target is 30% to 35%.

During the first quarter of 2005, the company purchased 3 million shares of Ingersoll-Rand stock under a stock repurchase program. An additional 2.5 million shares have also been repurchased during the month of April. The company expects to acquire the remaining 2.5 million shares authorized for repurchase before the end of 2005.

2005 Outlook

“Activity in many of IR’s major end markets remained strong as we entered 2005,” said Henkel. “First-quarter orders, excluding acquisitions, for the total company increased by approximately 5% compared to high levels of activity in 2004. Based on our recent order pattern and the combination of market acceptance for our solutions, continuing operating improvements, and expected improvements in the macro-economic environment, we expect second-quarter 2005 earnings of $1.55 to $1.65 per share,” said Henkel. “Earnings from continuing operations are expected to be $1.60 to $1.70 per share, with discontinued operations at 5 cents of costs. This forecast reflects an 18% to 25% improvement in earnings from continuing operations compared to second-quarter 2004 earnings of $1.36 per share.

“We are increasing the forecast for full-year EPS from continuing operations to $5.75 to $5.95 per share. This represents a 22% to 26% increase compared to $4.73 per share from continuing operations in 2004. Full-year 2005 discontinued operations are forecast at 20 cents of costs compared to significant gains related to the disposition of businesses in 2004. Diluted EPS from total operations is expected to be $5.55 to $5.75.

“Operating margins are expected to improve from higher volumes and operating efficiencies. Full-year 2005 earnings reflect a tax rate of approximately 15% for continuing operations for the balance of the year. Available cash flow in 2005 is expected to approximate $775 million.” Available cash flow is equal to cash flow from operating activities and discontinued operations, excluding voluntary pension contributions, minus capital expenditures.

Ingersoll-Rand is a global provider of products, services, and integrated solutions to industries as diverse as transportation, manufacturing, construction, and agriculture. The company brings to bear a 100-year-old heritage of technological innovation to help companies be more productive, efficient, and innovative. Examples include cryogenic refrigeration that preserves agricultural produce worldwide, biometric security systems for airports, corporations, and government facilities, the efficient harnessing of air to drive tools and factories, and versatile, compact vehicles for construction and efficient movement of people and goods. In every line of business, Ingersoll-Rand enables companies and their customers to turn work into progress.

This news release includes “forward-looking statements” that involve risks, uncertainties and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Political, economic, climatic, currency, tax, regulatory, technological, competitive and other factors could cause actual results to differ materially from those anticipated in the forward-looking statements. Additional information regarding these risk factors and uncertainties is detailed from time to time in the company’s SEC filings, including but not limited to its report on Form 10-K for the year ended December 31, 2004.

# # #
4/21/05
(See Accompanying Tables)

-more-

INGERSOLL-RAND COMPANY, LIMITED
Consolidated Income Statement
First Quarter
(In millions, except per share amounts)

UNAUDITED

	Three Months
	Ended March 31,
	2005	2004

Revenues	$2,458.8	$2,122.2

Cost of goods sold	1,810.7	1,554.5

Selling & administrative expenses	351.2	342.2

Operating income	296.9	225.5

Interest expense	(36.6)	(40.7)

Other income / (expense)	7.3	(3.5)

Earnings before taxes	267.6	181.3

Provision for taxes	35.3	18.5

Earnings from continuing operations	232.3	162.8

Discontinued operations, net of tax	(9.2)	16.7

Net earnings	$223.1	$179.5

Basic earnings per share
Continuing operations	$1.34	$0.93
Discontinued operations	(0.05)	0.10
	$1.29	$1.03

Diluted earnings per share
Continuing operations	$1.33	$0.92
Discontinued operations	(0.05)	0.10
	$1.28	$1.02

Weighted-average number of common
shares outstanding:
Basic	172.4	174.2
Diluted	174.6	176.6

-more-

INGERSOLL-RAND COMPANY, LIMITED
Business Review
First Quarter
(In millions, except percentages)

UNAUDITED

	Three Months
	Ended March 31,
	2005	2004
Bobcat & Club Car
Revenues	$660.6	$506.5
Operating income	108.5	73.1
and as a % of revenues	16.4%	14.4%

Climate Control Technologies
Revenues	639.4	637.5
Operating income	60.2	58.0
and as a % of revenues	9.4%	9.1%

Construction Technologies
Revenues	269.6	220.1
Operating income	25.7	18.5
and as a % of revenues	9.5%	8.4%

Industrial Technologies
Revenues	403.4	343.4
Operating income	47.3	33.8
and as a % of revenues	11.7%	9.8%

Security Technologies
Revenues	485.8	414.7
Operating income	69.1	72.1
and as a % of revenues	14.2%	17.4%

Total
Revenues	$2,458.8	$2,122.2
Operating income	310.8	255.5
and as a % of revenues	12.6%	12.0%

Unallocated corporate expense	(13.9)	(30.0)

Consolidated operating income	$296.9	$225.5
and as a % of revenues	12.1%	10.6%

-more-

INGERSOLL-RAND COMPANY, LIMITED
Condensed Consolidated Balance Sheet
(In millions)

UNAUDITED

	March 31, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$1,024.5	$1,703.7
Accounts and notes receivable, net	1,713.2	1,498.4
Inventories	1,248.3	1,058.8
Prepaid expenses and deferred income taxes	390.7	348.8
Total current assets	4,376.7	4,609.7

Property, plant and equipment, net	1,085.7	1,013.2
Goodwill and intangibles, net	5,193.3	4,829.2
Other assets	876.9	962.5

Total assets	$11,532.6	$11,414.6

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$752.0	$684.0
Accrued expenses and other current liabilities	1,524.9	1,580.1
Loans payable	689.8	612.8

Total current liabilities	2,966.7	2,876.9

Long-term debt	1,332.4	1,267.6
Other noncurrent liabilities	1,562.2	1,536.3

	5,861.3	5,680.8
Shareholders' equity:
Common stock	171.5	173.1
Other shareholders' equity	5,522.1	5,497.9
Accumulated other comprehensive income	(22.3)	62.8

Total shareholders' equity	5,671.3	5,733.8

Total liabilities and equity	$11,532.6	$11,414.6

-more-

INGERSOLL-RAND COMPANY, LIMITED
Business Review
2004 Results by Quarter
(In millions, except percentages)

UNAUDITED

	Q1	Q2	Q3	Q4	2004A
Bobcat and Club Car
Revenues	$506.5	$604.1	$547.8	$603.3	$2,261.7
Operating income	73.1	98.6	69.8	90.5	332.0
and as a % of revenues	14.4%	16.3%	12.7%	15.0%	14.7%

Climate Control Technologies
Revenues	637.5	727.3	694.4	734.5	2,793.7
Operating income	58.0	91.5	78.6	81.0	309.1
and as a % of revenues	9.1%	12.6%	11.3%	11.0%	11.1%

Construction Technologies
Revenues	220.1	282.4	263.7	240.9	1,007.1
Operating income	18.5	37.1	29.6	20.0	105.2
and as a % of revenues	8.4%	13.1%	11.2%	8.3%	10.4%

Industrial Technologies
Revenues	343.4	388.0	398.7	422.7	1,552.8
Operating income	33.8	43.3	46.4	57.0	180.5
and as a % of revenues	9.8%	11.2%	11.6%	13.5%	11.6%

Security Technologies
Revenues	414.7	442.6	463.4	457.6	1,778.3
Operating income	72.1	62.6	76.4	93.7	304.8
and as a % of revenues	17.4%	14.1%	16.5%	20.5%	17.1%

Total
Revenues	$2,122.2	$2,444.4	$2,368.0	$2,459.0	$9,393.6
Operating income	255.5	333.1	300.8	342.2	1,231.6
and as a % of revenues	12.0%	13.6%	12.7%	13.9%	13.1%

Unallocated corporate expense	(30.0)	(14.4)	(22.6)	(44.3)	(111.3)

Consolidated operating income	$225.5	$318.7	$278.2	$297.9	$1,120.3
and as a % of revenues	10.6%	13.0%	11.7%	12.1%	11.9%

-more-

INGERSOLL-RAND COMPANY, LIMITED
Business Review
2003 Results by Quarter
(In millions, except percentages)

UNAUDITED

	Q1	Q2	Q3	Q4	2003A
Bobcat and Club Car
Revenues	$414.1	$491.0	$418.0	$504.5	$1,827.6
Operating income	53.9	72.6	53.3	64.5	244.3
and as a % of revenues	13.0%	14.8%	12.7%	12.8%	13.4%

Climate Control Technologies
Revenues	557.5	655.6	683.8	752.0	2,648.9
Operating income	25.1	55.3	67.0	71.7	219.1
and as a % of revenues	4.5%	8.4%	9.8%	9.5%	8.3%

Construction Technologies
Revenues	184.5	225.5	196.7	197.5	804.2
Operating income	11.4	20.5	6.0	10.7	48.6
and as a % of revenues	6.2%	9.1%	3.1%	5.4%	6.0%

Industrial Technologies
Revenues	310.7	343.6	348.1	361.2	1,363.6
Operating income	21.2	18.4	26.3	38.2	104.1
and as a % of revenues	6.8%	5.4%	7.6%	10.5%	7.6%

Security Technologies
Revenues	374.7	381.1	417.4	431.8	1,605.0
Operating income	70.9	67.3	88.5	89.9	316.6
and as a % of revenues	18.9%	17.7%	21.2%	20.8%	19.7%

Total
Revenues	$1,841.5	$2,096.8	$2,064.0	$2,247.0	$8,249.3
Operating income	182.5	234.1	241.1	275.0	932.7
and as a % of revenues	9.9%	11.2%	11.7%	12.2%	11.3%

Unallocated corporate expense	(29.5)	(38.9)	(28.3)	(48.4)	(145.1)

Consolidated operating income	$153.0	$195.2	$212.8	$226.6	$787.6
and as a % of revenues	8.3%	9.3%	10.3%	10.1%	9.5%